Exhibit 99.1

Integrity Applications Signs Distribution Agreement for Its GlucoTrack®
Non-Invasive Glucose Monitoring Device in the Netherlands

Contract Represents Important First Step in European Re-Launch

Wilmington, DE and Ashdod, Israel – December 28, 2017 - Integrity Applications, Inc. (“Integrity”) (OTCQB: IGAP), innovator of GlucoTrack®, a non-invasive device for measuring glucose levels in people with type 2 diabetes and pre-diabetes, announced today that it has entered into an exclusive distribution agreement with MediReva B.V. for the GlucoTrack® in the Netherlands. According to the International Diabetes Federation, as of 2017, there are an estimated number of 970,000 adults living with diabetes in the Netherlands, representing approximately 5.7% of the adult population. The agreement became effective on December 22nd, 2017.

MediReva, a family owned business for almost 40 years, consists of a group of companies focused on home healthcare and the distribution of specialty medical products with extensive experience with blood glucose monitoring and diabetes care.

Paul Ummels, CEO of Medireva, expressed, “Medireva is one of the leading home care support companies in the Netherlands. We have years of experience in helping patients manage their diabetes and we are excited about bringing GlucoTrack to the marketplace”.

MediReva’s national coverage spans the entire Netherlands, as well as a strong presence in Belgium and Luxembourg.  In addition, MediReva and its management team have close relationships and a demonstrated track record with local key opinion leaders, insurance companies and other reimbursement authorities.

As part of the agreement, MediReva has committed substantial resources, including the hiring of dedicated sales and customer support staff, exclusively for the distribution of GlucoTrack®.

David Podwalski, Integrity’s Chief Commercial Officer, commented, “This distribution agreement in the Netherlands is a major milestone on our path to commercializing GlucoTrack®.  It represents an important first program in our updated commercial partnering strategy. We are excited to work with MediReva to launch GlucoTrack® in the Netherlands, and we look forward to continuing our efforts in making the device available for patients in markets around the world.”

Commercialization of GlucoTrack® in Europe is one of Integrity’s near-term priorities.  An overhaul of the previous commercial strategy has been implemented, including changes to product pricing and positioning, distribution channels and geographic focus.  The Netherlands represents an important first market for creation of a scalable blueprint to be used in other European markets where there are approximately 58 million people living with diabetes, representing approximately 8.8% of the adult population.

About GlucoTrack®
GlucoTrack® is a truly non-invasive monitoring device that rapidly measures and displays an individual’s glucose level in about a minute without finger pricking or any pain. GlucoTrack® features a small sensor that clips to the earlobe and measures the user’s glucose level using innovative and patented sensor technologies. The measured signals are analyzed using a proprietary algorithm and then a calculated glucose level is displayed on a small handheld device the size of a small mobile phone. The glucose results are stored in the device and used to estimate HbA1c level using a proprietary algorithm. The device can also display glucose values graphically, enabling the user to monitor glucose levels over time.

GlucoTrack® has received approvals for CE Mark in Europe and from the Ministry of Food and Drug Safety in South Korea for type 2 diabetes and pre-diabetics, and is currently in the early stages of commercialization in Europe, South Korea, and other geographies. GlucoTrack® is expected to begin clinical trials for United States FDA approval. The product is currently experimental in the United States and is limited to investigational use only.

About Integrity Applications, Inc.
Integrity Applications, Inc. (OTCQB: IGAP) was founded in 2001 and is focused on the design, development, and commercialization of non-invasive glucose monitoring technologies for people with type 2 diabetes and prediabetes. The Company has developed GlucoTrack®, a proprietary non-invasive glucose monitoring device designed to obtain glucose level measurements in about a minute without the pain, incremental cost, difficulty, or discomfort of conventional invasive finger stick devices. Integrity Applications Inc. is a Delaware corporation, with headquarters in the United States and an R&D site in Ashdod, Israel. For more information, please visit http://www.integrity-app.com/ and http://www.glucotrack.com.

Media Contact
Tamar Lin
tamarl@integrity-app.com
+972.8.675.7878

Investor Contacts
Sami Sassoun, CFO
SamiS@integrity-app.com
+972 (8) 675-7878 Ext. 400

Chiara Russo
Director, Investor Relations
LaVoieHealthScience
617-374-8800 Ext. 112
CRusso@lavoiehealthscience.com

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “expect”, “plan” and “will” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect Integrity Applications’ actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Integrity Applications’ results include, but are not limited to, the ability of Integrity Applications to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including FDA approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to its current and future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Integrity Applications’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC on March 31, 2017.